Exhibit 99.1

HPS Corporate Lending Fund Launches and Breaks Escrow with $500 Million in Net Equity Proceeds

Firm’s Inaugural Business Development Company Will Have More Than $1 Billion in Investable Capital

New York, NY – February 3, 2022 – HPS Investment Partners (“HPS”), a leading global credit investment firm with approximately $80 billion of assets under management, today announced that HPS Corporate Lending Fund (“HLEND” or the “Fund”), a non-traded business development company (BDC) broke escrow with approximately $500 million in net equity proceeds. In connection with breaking escrow, the Fund issued and sold 20,437,880 shares to investors and currently has additional submitted orders in place for multiple months of subscription capacity.

HLEND has approximately $1.2 billion in investable capital at launch, including leverage, and has already made funded and unfunded investment commitments totaling more than $660 million across a diversified base of corporate credits. The Fund aims to provide investors with a stable, monthly income stream by investing in predominantly senior secured, floating-rate loans to middle and upper-middle market companies. Through the firm’s long-running investment strategy of emphasizing first lien positions, seeking robust contractual protections, and focusing on businesses that are diversified across sectors, geographies and sponsored and non-sponsored ownership, HLEND seeks to deliver attractive, risk-adjusted returns which have the potential to be more resilient in a rising interest rate and inflationary environment.

Scott Kapnick, Chief Executive Officer of HPS, said, “We have been fortunate to partner with many of the world’s most sophisticated institutional investors to help them build their private credit portfolios. As the industry continues to mature, we believe providing a broader universe of investors with a product that accesses our scale and the benefits of our highly disciplined approach to direct lending, can play a valuable role in their fixed-income portfolios. We are pleased to have the opportunity to put our breadth of experience to work for them in support of their investment objectives.”

Michael Patterson, Chief Executive Officer of HLEND and Portfolio Manager for HPS’s direct lending funds, commented, “There is a clear need for investment strategies that provide income-focused investors with a diversified, high-quality portfolio of credits, particularly in the current investment environment. We believe our extensive industry expertise, coupled with the rigor that we apply to our investment activities and our ability to cast a wide sourcing net for unique, high-quality opportunities in addition to traditional private equity sponsored transactions, will benefit a broad group of individual investors.”

HLEND is the first non-traded BDC sponsored by affiliates of HPS and is part of the firm’s strategic initiative to expand the availability of its investment solutions to qualified individual investors and their financial advisors. To learn more about HLEND and read important disclosures please visit: https://www.hlend.com/.

About HPS Investment Partners

HPS Investment Partners is a leading global investment firm that seeks to provide creative capital solutions and generate attractive risk-adjusted returns for our clients.  We manage various strategies across the capital structure that include syndicated leveraged loans and high yield bonds to privately negotiated senior secured debt and mezzanine investments, asset-based leasing and private equity. The scale and breadth of our platform offers the flexibility to invest in companies large and small, through standard or customized solutions. At our core, we share a common thread of intellectual rigor and discipline that enables us to create value for our clients, who have entrusted us with approximately $80 billion of assets under management as of December 2021. For more information, please visit www.hpspartners.com.

HPS Investment Partners, LLC    |    40 West 57th Street, 33rd Floor, New York, NY 10019

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Fund undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Securities Disclosure

Securities offered through Emerson Equity LLC, member FINRA and SIPC. Emerson and HPS are not affiliated. All investing involves risk of loss of some or all principal invested. Speak to your tax professional prior to investing.

Media Contacts

Prosek Partners

Mike Geller / Josh Clarkson

646-818-9018 / 646-818-9259

mgeller@prosek.com / jclarkson@prosek.com

HPS Investment Partners, LLC    |    40 West 57th Street, 33rd Floor, New York, NY 10019